As filed with the Securities and Exchange Commission on January 23, 2025
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	1818 Cornwall Avenue Vancouver, British Columbia Canada, V6J 1C7 (604) 732-6124	20-3842867
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)
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Shannon Higginson
Senior Vice President and General Counsel
1818 Cornwall Avenue
Vancouver, British Columbia, Canada V6J 1C7
(604) 732-6124
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to: Michael Hutchings, Esq. DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, Washington 98104 (206) 839-4800
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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Emerging growth company ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
We are filing this registration statement solely to cover unsold securities covered by our prior registration statement on Form S-3 we filed with the SEC on January 24, 2022 (File No. 333-262310). In accordance with Rule 415(a)(5) under the Securities Act, securities registered on the prior registration statement may be offered and sold if not more than three years have elapsed since the initial effective date of that registration statement. Accordingly, we are filing this registration statement to cover unsold securities covered by that prior registration statement. In accordance with Rule 415(a)(6), effectiveness of this registration statement will be deemed to terminate the offering of securities on that prior registration statement.

PROSPECTUS

5,115,961 Shares
Common Stock

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This prospectus relates to 5,115,961 shares of our common stock, par value $0.005 per share, that we may issue upon the redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. (our indirect wholly-owned subsidiary that we refer to as Lulu Canada in this prospectus), or upon the liquidation, dissolution or winding up of Lulu Canada. The exchangeable shares were issued to Canadian stockholders in connection with our July 2007 reorganization to defer payment of Canadian taxes, and we have previously disclosed in our reports filed with the Securities and Exchange Commission (SEC) that 5,115,961 exchangeable shares and 5,115,961 shares of special voting stock are outstanding. Upon the issuance of the registered shares of common stock upon the redemption, retraction or purchase of outstanding exchangeable shares, we will cancel an equal number of currently-outstanding exchangeable shares of Lulu Canada, as well as an equal number of currently outstanding shares of our special voting stock, so there will be no change in the number of shares of our common stock deemed outstanding. Because the shares of our common stock offered by this prospectus will be issued only upon a redemption, retraction or purchase of the exchangeable shares or upon the liquidation, dissolution or winding up of Lulu Canada, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Title of each class of registered securities	Common Stock
Trading symbol	LULU
Name of exchange on which registered	Nasdaq Global Select Market
Mailing address of principal offices	1818 Cornwall Avenue Vancouver, British Columbia Canada V6J 1C7
Telephone number	(604) 732-6124

Investing in our securities involves risk. See “Risk Factors” on page 6 of this prospectus.
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Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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January 23, 2025

About lululemon athletica inc.
lululemon athletica inc. is principally a designer, distributor, and retailer of technical athletic apparel, footwear, and accessories. We have a vision to create transformative products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Since our inception, we have fostered a distinctive corporate culture; we promote a set of core values in our business which include taking personal responsibility, acting with courage, valuing connection and inclusion, and choosing to have fun. These core values attract passionate and motivated employees who are driven to achieve personal and professional goals, and share our purpose “to elevate human potential by helping people feel their best.”
We offer a comprehensive line of technical athletic apparel, footwear, and accessories marketed under the lululemon brand. Our apparel assortment includes items such as pants, shorts, tops, and jackets designed for a healthy lifestyle including athletic activities such as yoga, running, training, and most other activities. We also offer apparel designed for being on the move and fitness-inspired accessories. We expect to continue to broaden our merchandise offerings through expansion across these product areas.
In this prospectus, we use the terms “lululemon” “we,” “us,” “our” and similar terms to refer to lululemon athletica inc. and its consolidated subsidiaries.
Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can access our SEC filings over the Internet at the SEC’s website at www.sec.gov. We also provide information about us and access to our SEC filings through the investor relations portion of our website at www.lululemon.com. In addition, we disclose information through the social media channels identified on our investor relations website, press releases, public conference calls, and webcasts. Neither the information on our website, information disclosed through any social media channels, press releases, public conference calls or webcasts, nor any website addresses or references to additional materials found on those websites is part of this prospectus or any prospectus supplement.
Information Incorporated by Reference
The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information in other documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus and any prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:
•    our annual report on Form 10-K for the fiscal year ended January 28, 2024;
•    our quarterly report on Form 10-Q for the fiscal quarter ended April 28, 2024;
•    our quarterly report on Form 10-Q for the fiscal quarter ended July 28, 2024;
•    our quarterly report on Form 10-Q for the fiscal quarter ended October 27, 2024;
•    our current reports on Form 8-K that we filed with the SEC on May 21, 2024; June 5, 2024; June 12, 2024; August 29, 2024; December 5, 2024; and January 13, 2025; and
•    the description of our common stock contained in our registration statement on Form 8-A that we filed with the SEC on July 19, 2007, including any amendment or report updating that description.
We are not incorporating by reference any documents or information we “furnish” but do not “file” under SEC rules. We are also not incorporating by reference our website, any website addresses or materials found on those websites, or any information disclosed through social media channels, press releases, public conference calls or webcasts.
You may obtain copies of documents we have incorporated by reference into this prospectus and any prospectus supplement at no cost by writing us at the address on the cover page of this prospectus or telephoning us at the number on the cover page of this prospectus.

Forward-Looking Statements
This prospectus, any prospectus supplement and the documents we incorporate by reference may contain forward-looking statements within the meaning of Section 27 A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements often address our future business and financial performance and financial condition. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “target,” “project,” “should,” “will” or “would.”
When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in or incorporated by reference in this prospectus and any prospectus supplement.
Our forward-looking statements are not guarantees of future performance, and we caution you not to rely on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Our actual results, levels of activity, performance or achievements may turn out to be materially different from the information we express or imply by these forward-looking statements. Our forward-looking statements relate only to events as of the date on which the statements are made, and we do not undertake to update our forward-looking statements.
Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q. We are incorporating those risk factors by reference in this prospectus and any prospectus supplement. You should also consider the risks we describe in other documents we file with the SEC after the date of this prospectus and which we incorporate by reference in this prospectus or any prospectus supplement. The risks and uncertainties we described in those documents are not the only ones facing our company. Additional risks and uncertainties of which we are presently unaware or that we currently consider immaterial may also affect our business operations.
Use of Proceeds
We will not receive any cash proceeds upon the issuance of the common stock in exchange for the exchangeable shares of Lulu Canada.
Description of Capital Stock
Common Stock
We are currently authorized to issue up to 400,000,000 shares of common stock, par value $0.005 per share. As of January 17, 2025, we had approximately 116,281,534 shares of our common stock outstanding.
Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any holders of another class of shares, holders of our common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of funds legally available therefor, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any class of our shares that has a liquidation preference over our common stock.
Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.
Special Voting Stock
In connection with our reorganization in July 2007, Lulu Canada (our wholly-owned subsidiary) issued exchangeable shares to certain of our Canadian equity holders and we issued shares of special voting stock to those same holders. We intended the combination of special voting stock and exchangeable shares to be the economic equivalent to shares of our common stock.

We are currently authorized to issue up to 60,000,000 shares of special voting stock, par value $0.000005 per share. As of January 17, 2025, we had 5,115,961 shares of special voting stock outstanding.
Holders of shares of special voting stock are able to vote in person or by proxy on any matters put before holders of our common stock at any meeting of stockholders. Each share of special voting stock carries one vote.
Holders of special voting stock do not receive dividends or distributions from us or receive any consideration in the event of our liquidation, dissolution or winding-up. However, if we declare a dividend on our common stock, the holders of exchangeable shares will receive from Lulu Canada the same dividend, or an economically equivalent dividend, on their exchangeable shares.
Holders of exchangeable shares may require Lulu Canada to redeem each of its exchangeable shares in exchange for one share of our common stock plus a cash payment equal to any accrued and unpaid dividends on the exchangeable shares. When exchangeable shares are exchanged into shares of our common stock, a corresponding number of shares of special voting stock will be cancelled without consideration.
The terms of the exchangeable shares are described more fully in an exchange trust agreement and an exchangeable share support agreement, both of which are included as exhibits to our annual report on Form 10-K and incorporated by reference in this prospectus and any prospectus supplement.
Preferred Stock
Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series.
We are currently authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. As of January 17, 2025, we did not have any shares of preferred stock outstanding.
The rights, preferences and privileges of the preferred stock may be greater than the rights of our common stock. We cannot state the actual effect of our issuance of shares of preferred stock upon the rights of holders of common stock until our board of directors determines the specific rights of the holders of that preferred stock. However, the effects might include, among other things:
•    restricting dividends on the common stock;
•    diluting the voting power of the common stock;
•    impairing the liquidation rights of the common stock; or
•    delaying or preventing a change in our control without further action by the stockholders.
Exchangeable Shares
In connection with our corporate reorganization in July 2007, Lulu Canada issued exchangeable shares to certain of our Canadian equity holders. The exchangeable shares of Lulu Canada, together with our special voting shares, are intended to be the economic equivalent to shares of our common stock. The rights, preferences, restrictions and conditions attaching to the exchangeable shares include the following:
•    Any holder of exchangeable shares may at any time to require Lulu Canada to redeem any or all of the exchangeable shares registered in that holder’s name in exchange for one share of our common stock for each exchangeable share presented and surrendered, plus a cash payment in an amount equal to any accrued and unpaid dividends on those exchangeable shares at the time of redemption.
•    If we declare a dividend on our common stock, the holders of exchangeable shares must receive from Lulu Canada the same dividend, or an economically equivalent dividend, on their exchangeable shares.
•    Holders of exchangeable shares are not entitled to receive notice of or to attend any meeting of the stockholders of Lulu Canada or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions.

•    Lulu Canada will have the right to force the exchange of all exchangeable shares for shares of our common stock (and payment of any accrued and unpaid dividends on the exchangeable shares) at any time after the earliest of (i) the 40th anniversary of our corporate reorganization, (ii) the date on which fewer than 10% of the originally issued exchangeable shares remain outstanding, and (iii) the occurrence of certain specified events such as a change of control of us.
•    The right of holders of exchangeable shares to require Lulu Canada to redeem their exchangeable shares and the right of Lulu Canada to redeem the exchangeable shares, both as described above, are subject to the overriding right of Lululemon Callco ULC (Callco), our wholly-owned subsidiary, to redeem those shares for one share of our common stock for each exchangeable share, together with all declared and unpaid dividends on that exchangeable share.
•    Holders of exchangeable shares are entitled to vote their special voting shares.
Exchange Trust Agreement
In connection with the issuance of exchangeable shares, we entered into an exchange trust agreement with Lulu Canada and a third-party trustee.
Under the agreement, the holders of exchangeable shares may instruct the trustee to require Callco to purchase all outstanding exchangeable shares in certain events. The purchase price payable by Callco for the exchangeable shares would be equal to one share of our common stock for each exchangeable share, together with any accrued and unpaid dividends on the exchangeable share.
In accordance with the terms of the exchangeable share support agreement described below, we agreed not to exercise any voting rights with respect to any exchangeable shares held by us or our subsidiaries, although we may appoint proxy holders with respect to these exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for the meetings.
With the exception of administrative changes to add covenants of any or all parties for the protection of the beneficiaries, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision, or manifest error, the agreement may not be amended without the approval of the holders of the exchangeable shares.
The trust created by the agreement will continue until the earlier to occur of the following events:
•    no outstanding exchangeable shares or shares or rights convertible into or exchangeable for exchangeable shares are held by a beneficiary (other than by us or any of our subsidiaries); and
•    Lulu Canada and lululemon together elect in writing to terminate the agreement and this termination is approved by the trust’s beneficiaries.
Exchangeable Share Support Agreement
In connection with the issuance of the exchangeable shares, we also entered into an exchangeable share support agreement with Lulu Canada and Callco. Under the exchangeable share support agreement, for so long as any exchangeable shares (other than exchangeable shares held by us or any of our subsidiaries) remain outstanding:
•    Lulu Canada and lululemon agreed to do all things as are reasonably necessary to deliver shares of our common stock to the holders of exchangeable shares who exercise their right to require Lulu Canada to redeem their exchangeable shares;
•    Lulu Canada, Callco and lululemon agreed to do all things as are reasonably necessary to deliver shares of our common stock to the holders of exchangeable shares in accordance with their rights under the agreement; and
•    Lulu Canada and lululemon agreed not to liquidate, dissolve or wind-up unless the other concurrently takes action to liquidate, dissolve or wind-up.
We agreed to send to the holders of exchangeable shares the notice of each meeting at which our stockholders are entitled to vote and copies of all information statements, interim and annual financial statements, reports and other materials that we send to our stockholders at the same time as we send these materials to our stockholders. We also agreed to use reasonable efforts to deliver a copy of any materials sent by a third party to our stockholders.
The agreement provides that, in the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our common stock that is recommended by our board of directors, we will use all reasonable efforts to enable holders of exchangeable shares to participate in the transaction to the same extent as holders of shares of our common stock.
In order to assist us in complying with our obligations under the agreement, Lulu Canada and Callco agreed to notify us as soon as practicable upon the exercise of their rights to acquire exchangeable shares.
In order to assist Lulu Canada in complying with its obligations under the agreement, we agreed to notify Lulu Canada as soon as possible upon a proposed declaration by us of any dividend on our shares of common stock and take all actions as are reasonably necessary so that that the respective declaration date, record date and payment date for a dividend on our shares of common stock is the same as the declaration date, record date and payment date for the corresponding dividend on the exchangeable shares.
Under the agreement, we agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our subsidiaries on any matter considered at meetings of holders of exchangeable shares. With the exception of administrative changes to add covenants of any or all parties, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision or manifest error, the agreement may not be amended without the approval of the holders of the exchangeable shares.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation or Bylaws
Certain provisions of our certificate of incorporation and bylaws may make it difficult for a third-party to acquire control of us or effect a change in our board of directors and management. These include provisions that do the following:
•    classify our board of directors into three classes, with one class elected each year;
•    prohibit cumulative voting in the election of directors;
•    permit our board of directors to issue preferred stock without stockholder approval;
•    permit the removal of a director only for cause and only with the vote of the holders of at least 66 2/3% of our voting stock;
•    prohibit a special meeting of stockholders to be called by our stockholders;
•    prohibit stockholder action by written consent; and
•    require stockholders to comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place proposals on the agenda for consideration at any meeting of stockholders.
Plan of Distribution
We will distribute the shares of common stock covered by this prospectus only upon the redemption, retraction or purchase of the exchangeable shares of Lulu Canada, and no broker, dealer or underwriter has been engaged in connection with the redemption, retraction or purchase. Each exchangeable share of Lulu Canada will be redeemed, retracted or purchased for one share of our common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.

Material Tax Considerations
Canadian Federal Income Tax Considerations
The following is a summary of the principal Canadian federal income tax considerations arising under the Income Tax Act (Canada) (ITA), in respect of the holding, redemption, retraction or other disposition of exchangeable shares, and the holding and disposition of our common stock that is qualified for distribution under this Registration Statement on the redemption, retraction or purchase of exchangeable shares, generally applicable to a beneficial owner of exchangeable shares who, for purposes of the ITA, and at all relevant times, (1) holds those exchangeable shares, and will hold that common stock as capital property, (2) deals at arm’s length with, and is not affiliated with, lululemon, Callco or Lulu Canada, and (3) is or is deemed to be a resident of Canada (a holder).
This summary does not apply to a holder (1) with respect to which lululemon is or will be a “foreign affiliate” within the meaning of the ITA, (2) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (3) an interest in which is a “tax shelter investment” as defined in the ITA, (4) that is a “specified financial institution” as defined in the ITA, (5) which has made a “functional currency” election under section 261 of the ITA, (6) that is exempt from tax under Part I of the ITA, (7) that has entered into, or will enter into, in respect of an exchangeable share or share of common stock, a “synthetic disposition agreement” or a “derivative forward agreement” as defined in the ITA, or (8) that is a corporation resident in Canada (for purposes of the ITA) and is, or becomes, or does not deal at arm’s length for purposes of the ITA with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of exchangeable shares or our common stock, controlled by a non-resident person, or a group of non-resident persons that do not deal with each other at arm’s length (for purposes of the ITA) for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the ITA. Any such holders should consult their own tax advisors with respect to their particular circumstances.
Exchangeable shares and common stock will generally be considered to be capital property to a holder unless those securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain holders whose exchangeable shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have those exchangeable shares, and every “Canadian security” (as defined in the ITA) owned by that holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares of a holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the ITA will not be Canadian securities to that holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the ITA. In addition, common stock will not constitute Canadian securities for the purposes of this election. Holders which do not hold their exchangeable shares as capital property or which will not hold their common stock as capital property should consult their own tax advisors regarding their particular circumstances.
This summary is based on the facts set out in this document, the current provisions of the ITA and the regulations thereunder and our understanding of the published administrative policies of the Canada Revenue Agency (CRA), published in writing by the CRA prior to the date of this document. This summary takes into account all proposed amendments to the ITA and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that those proposed amendments will be enacted in the form proposed. However, we can give no assurance that those proposed amendments will be enacted in the form proposed, or at all.
This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the acquisition, holding and disposition of exchangeable shares or common stock. Except for such proposed amendments, this summary does not take into account or anticipate any changes in law or any changes in the CRA’s administrative policies, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. This summary does not take into account your particular circumstances and does not address considerations that may be particular to you. Therefore, you should consult your own tax advisors regarding your particular circumstances.

For purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).
Exchangeable Shares
Redemption, Exchange and Disposition of Exchangeable Shares
A holder will be considered to have disposed of exchangeable shares:
(1)    on a redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of such exchangeable shares by Lulu Canada; and
(2)    on an acquisition of such exchangeable shares by Callco.
However, as discussed below, the Canadian federal income tax consequences of the disposition for the holder will be different depending on whether the event giving rise to the disposition is a redemption, retraction or purchase by Lulu Canada or an acquisition by Callco.
A holder who exercises the right to require the redemption of an exchangeable share by giving a retraction request may not be able to control whether the exchangeable share will be acquired by Callco under the retraction call right or redeemed by Lulu Canada.
Exchange of Exchangeable Shares - Redemption, Retraction or Purchase by Lulu Canada
On a redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of an exchangeable share by Lulu Canada, the holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the “redemption proceeds” exceed the paid-up capital (for purposes of the ITA) of the exchangeable share at the time of redemption. For these purposes, the “redemption proceeds” will be the fair market value, at the time of the redemption, of the common stock received on the redemption plus any other amount received by the holder on the redemption other than amounts required to be included in income as a dividend. In certain circumstances, subsection 55(2) of the ITA will treat a taxable dividend received or deemed to be received by a holder that is a corporation as proceeds of disposition or a capital gain. Holders that are corporations should consult their own tax advisors with respect to the application of subsection 55(2) of the ITA having regard to their own circumstances. See “Canadian Federal Income Tax Considerations - Exchangeable Shares - Dividends on Exchangeable Shares” below. On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the “redemption proceeds” less the amount of such deemed dividend. The holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of the exchangeable shares. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below.
Exchange of Exchangeable Shares - Callco Purchase
On the exchange of an exchangeable share by the holder with Callco for common stock, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock received on the exchange plus an amount equal to any declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below. The acquisition by Callco of an exchangeable share from the holder thereof will not result in a deemed dividend to the holder.

Disposition of Exchangeable Shares other than on an Exchange
A disposition or deemed disposition of exchangeable shares by a holder, other than on the redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) or purchase by Callco, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those exchangeable shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below.
Cancellation of Special Voting Stock
On the redemption, retraction or purchase of exchangeable shares, a like number of shares of special voting stock will be cancelled for no consideration. A holder should not realize or be deemed to realize any income or capital gain on the disposition of such shares of special voting stock.
Dividends on Exchangeable Shares
In the case of a holder who is an individual (other than certain trusts), dividends received or deemed to be received on the exchangeable shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable under the ITA to taxable dividends received from corporations resident in Canada. Provided that appropriate designations are made by Lulu Canada, that dividend will be treated as an “eligible dividend” for the purposes of the ITA and a holder who is an individual resident in Canada will be entitled to an enhanced dividend tax credit in respect of such dividends. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.
In the case of a holder that is a corporation, dividends received or deemed to be received on the exchangeable shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and such dividends will generally be deductible in computing the corporation’s taxable income, subject to the restrictions and limitations under the ITA. Holders that are corporations should consult their own tax advisors with respect to the potential application of these provisions. In certain circumstances, subsection 55(2) of the ITA will treat a taxable dividend received by a holder that is a corporation as proceeds of disposition or a capital gain. Holders that are corporations should consult their own tax advisors with respect to the application of subsection 55(2) of the ITA having regard to their own circumstances.
A holder that is a “private corporation” or a “subject corporation” (each as defined in the ITA) may be liable under Part IV of the ITA to pay an additional tax (refundable in certain circumstances) on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the holder’s taxable income.
The exchangeable shares are taxable preferred shares and short-term preferred shares for the purposes of the ITA. A holder of exchangeable shares that is a corporation which receives or is deemed to receive dividends on such shares may be subject to the 10% tax under Part IV.1 of the ITA. Where tax under Part IV.1 of the ITA applies to a taxable dividend received or deemed to be received on the exchangeable shares by a holder that is a corporation, the rate of Part IV tax payable by the corporation is reduced by the rate of Part IV.1 tax.
Common Stock
Acquisition and Disposition of Common Stock
The cost of the common stock received on the redemption, retraction or purchase of an exchangeable share will be equal to the fair market value of such common stock at the time of such event and will generally be averaged with the adjusted cost base of any other common stock held at that time by the holder as capital property for the purpose of determining the holder’s adjusted cost base of such common stock.
A disposition or deemed disposition of the common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below.
Dividends on Common Stock
A holder will be required to include in computing such holder’s income for a taxation year the full amount of dividends, if any, including any amount withheld for foreign withholding tax, received on the common stock. Dividends received on the common stock by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from corporations resident in Canada. A holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.
Any United States non-resident withholding tax on these dividends generally should be eligible, subject to certain limitations under the ITA, to be credited against the holder’s income tax or deducted from income.
Taxation of Capital Gains or Capital Losses
Subject to the Capital Gains Proposals (as defined below), generally, one-half of any capital gain (a taxable capital gain) realized by a holder in a taxation year must be included in the holder’s income for the year, and one-half of any capital loss (an allowable capital loss) realized by a holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year, subject to and in accordance with rules contained in the ITA. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.
Pursuant to certain proposed amendments released on September 23, 2024, to implement proposals first announced in the 2024 Federal Budget (the “Capital Gains Proposals”), a holder’s capital gains inclusion rate for a taxation year ending after June 24, 2024 would be increased from one-half to two-thirds, subject to a transitional rule applicable for a holder’s 2024 taxation year that would reduce the capital gains inclusion rate for that taxation year to, in effect, be one-half for net capital gains realized before June 25, 2024. The Capital Gains Proposals also include provisions that would, generally, offset the increase in the capital gains inclusion rate for up to $250,000 of net capital gains realized (or deemed to be realized) by the holder in the year that are not offset by net capital losses carried back or forward from another taxation year. The Capital Gains Proposals also provide that capital losses realized prior to June 25, 2024, which are deductible against capital gains included in income for the 2024 or subsequent taxation years will offset an equivalent capital gain regardless of the inclusion rate which applied at the time such capital losses were realized. On January 8, 2025, the CRA stated that although the Capital Gains Proposals are subject to parliamentary approval, consistent with standard practice the CRA will administer the changes to the capital gains inclusion rate based on the Capital Gains Proposals. Holders are advised to consult their own tax advisors with respect to the Capital Gains Proposals.
If the holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.
Additional Refundable Tax
A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) or, at any time in the taxation year, a “substantive CCPC” (as defined in the ITA), may be liable to pay an additional tax on its “aggregate investment income” (as defined in the ITA) for the taxation year, including dividends that are not deductible in computing taxable income and taxable capital gains. Such additional tax may be refundable in certain circumstances. Holders to whom these rules may be relevant should consult their own tax advisors.

Alternative Minimum Tax
Individuals (other than certain trusts) that receive or are deemed to receive taxable dividends on common stock or exchangeable shares, or that realize a capital gain on the disposition or deemed disposition of common stock or exchangeable shares, may realize an increase in their liability for alternative minimum tax under the ITA. Holders who are individuals and to whom these rules may be relevant should consult their own tax advisors in this regard.
Foreign Property Information Reporting
In general, a “specified Canadian entity” for a taxation year or fiscal period whose total cost amount of “specified foreign property” (both as defined in the ITA) at any time in the year or fiscal period exceeds C$100,000, is required to file an information return with the CRA for the year or period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the ITA, will be a “specified Canadian entity”, as will certain partnerships. Penalties may apply where a holder fails to file the required information return in respect of such holder’s “specified foreign property” (as defined in the ITA) on a timely basis in accordance with the ITA.
Specified foreign property is defined in the ITA to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation. As such, exchangeable shares, common stock and special voting shares are specified foreign property to a holder. Accordingly, holders of such properties should consult their own tax advisors regarding compliance with these rules.
The reporting rules in the ITA are complex and this summary does not purport to address all circumstances in which reporting may be required by a holder. Holders should consult their own tax advisors regarding the reporting rules contained in the ITA.
Offshore Investment Fund Property
The ITA contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a holder of common stock if each of two conditions are satisfied.
The first condition for such rules to apply is that the value of the common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in (1) shares of one or more corporations, (2) indebtedness or annuities, (3) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (4) commodities, (5) real estate, (6) Canadian or foreign resource properties, (7) currency of a country other than Canada, (8) rights or options to acquire or dispose of any of the foregoing, or (9) any combination of the foregoing.
The second condition for such rules to apply to a holder is that it must be reasonable to conclude, having regard to all the circumstances (including certain specified circumstances), that one of the main reasons for the holder acquiring, holding or having an interest in the common stock was to derive a benefit from portfolio investments in assets described above in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA had the income, profits and gains been earned directly by the holder.
If applicable, these rules would generally require a holder to include in income for each taxation year in which the holder owns common stock (1) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the holder’s “designated cost” (as defined in the ITA) of the common stock at the end of the month by 1/12th of the total of the prescribed rate for the period that includes such month and two per cent, less (2) the holder’s income for the year (other than a capital gain) from the common stock determined without reference to these rules. Any amount required to be included in computing a holder’s income under these provisions will be added to the adjusted cost base to the holder of its common stock.
These rules are complex and their application depends, in part, on the reasons for a holder acquiring or holding common stock. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules, in their own particular circumstances.
United States Federal Income Tax Considerations to Non-U.S. Holders
The following is a summary of the material United States federal income tax considerations to Non-U.S. Holders, as defined below, of the ownership and disposition of common stock and of the exchange of exchangeable shares for common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax considerations that may apply to a Non-U.S. Holder as a result of the ownership and disposition of exchangeable shares and common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the United States federal income tax considerations to such Non-U.S. Holder nor does it address the United States state or local tax considerations or the foreign tax considerations of the ownership and disposition of the common stock or exchangeable shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any Non-U.S. Holder. Except as specifically provided under “Exchange of Exchangeable Shares for Common Stock” below, this summary does not address the United States federal income tax considerations to Non-U.S. Holders of their ownership and disposition of exchangeable shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the United States tax considerations (including the potential application and operation of any income tax treaties) of the ownership and disposition of exchangeable shares. U.S. Holders (as defined below) who own exchangeable shares or who acquire common stock should consult their own tax advisors as to the United States tax considerations of owning and disposing such shares.
Scope of This Summary
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (“IRS”) regarding the United States federal income tax considerations described herein. There can be no assurances that the IRS will not challenge one or more of the tax considerations described herein.
Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax considerations and the non-United States tax considerations of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.
For purposes of this summary, the term “Non-U.S. Holder” means any person that is a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is (1) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States can exercise primarily supervision over its administration, and for which one or more United States persons have authority to control all substantial decisions of that trust, or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.
The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax considerations of owning and disposing the exchangeable shares and the common stock.
Non-U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed
This summary does not address the United States federal income tax considerations to certain categories of Non-U.S. Holders subject to special rules, including Non-U.S. Holders that are (1) banks, financial institutions, or insurance companies; (2) regulated investment companies or real estate investment trusts; (3) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method; (4) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (5) holders that own exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (6) holders that acquired exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) in connection with the exercise of employee stock options or otherwise as compensation for services; (7) holders that have a “functional currency” other than the U.S. dollar; (8) holders that are liable for the “alternative minimum tax” under the Code; (9) holders that hold exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than as a capital asset within the meaning of Section 1221 of the Code; (10) governments or agencies or instrumentalities thereof; or (11) U.S. expatriates. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the United States federal income, United States state and local, and non-United States tax considerations of the disposition of exchangeable shares and the ownership and disposition of common shares.
Exchange of Exchangeable Shares for Common Stock
Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for common stock unless (1) the gain is effectively connected with a Non-U.S. Holder’s trade or business in the United States or, if a treaty applies, is attributable to a Non-U.S. Holder’s permanent establishment in the United States, or (2) a Non-U.S. Holder is an individual and such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are satisfied.
Distributions on Common Stock
Distributions (if any) of cash or property that we pay in respect of common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Unless a dividend is effectively connected with the conduct of a Non-U.S. Holder’s trade or business within the United States (or if a tax treaty applies, is attributable to a Non-U.S. Holder’s permanent establishment in the United States) a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), on any dividends received in respect of common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in common stock, and any remaining excess thereafter will be treated as capital gain from the sale or exchange of the common stock. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution. In order to obtain a reduced rate of U.S. federal tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) certifying such Non-U.S. Holder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.
Sale, Exchange or Other Taxable Disposition of Common Stock
A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on any gain recognized on a sale, exchange or other disposition of our common stock unless:
•    the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States (in which case the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, and, if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty);
•    the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met (in which case the Non-U.S. Holder will be subject to a 30% tax or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any); or
•    we are or have been, at any time during the five-year period preceding such sale, exchange or other disposition (or the Non-U.S. Holder’s holding period, if shorter) a “United States real property holding corporation” (or “USRPHC”). If, during such applicable period, our common stock is regularly traded on an established securities market and a

Non-U.S. Holder held no more than 5% of our outstanding common stock, actually or constructively, the preceding rule taxing gain recognized on a disposition of our common stock would not apply.
Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, have not been and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above. If the foregoing exception does not apply, and if we are or were to become a USRPHC, a purchaser may be required to withhold 15% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to United States persons (as defined in the Code).
Information Reporting and Backup Withholding
Non-U.S. Holders generally are subject to information reporting requirements with respect to dividends paid by us to a Non-U.S. Holder and any tax withheld with respect to such dividends. These information reporting requirements apply even if no withholding is required (e.g., because the dividends are U.S. trade or business income, or withholding is eliminated by an applicable income tax treaty). Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or are established under the provisions of an applicable income tax treaty or agreement with such tax authority.
Non-U.S. Holders will be subject to a backup withholding, currently at the rate of 24%, unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of common stock within the United States or by a U.S. payor or U.S. middleman, is subject to both backup withholding and information reporting unless the Non-U.S. Holder, as the beneficial owner, certifies under penalties of perjury that such Non-U.S. Holder is not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the United States backup withholding rules will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if such Non-U.S. Holder furnishes the required information to the IRS in a timely manner. Each Non-U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Each Non-U.S. Holder should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in shares of common stock.
Legal Matters
DLA Piper LLP (US), Seattle, Washington, our outside counsel, will issue an opinion about the legality of any securities we may offer through this prospectus.
Experts
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the annual report on Form 10-K for the fiscal year ended January 28, 2024, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Prospectus
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lululemon athletica inc.
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5,115,961 Shares
Common Stock
January 23, 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following is a statement of the estimated expenses of lululemon in connection with the offering described in this registration statement.

Legal fees and expenses	$25,000
Accounting fees and expenses	$20,000
Total	$45,000

Item 15.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, on condition that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation and our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers and employees and other agents, to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions. We believe indemnification under our certificate of incorporation and our bylaws covers at least negligence and gross negligence on the part of indemnified parties.
Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our certificate of incorporation or Section 145 of the DGCL would permit indemnification. We have obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.
We also have entered into separate indemnification agreements with each of our directors and certain executive officers, which are in addition to and, in some instances, broader than the indemnification provided for in our charter documents. These agreements, among other things, provide indemnification for expenses, judgments, fines and settlement amounts incurred by the person in any action or proceeding arising out of that person’s services as a director or executive officer or at our request. We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
We also maintain directors’ and officers’ liability insurance for our directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of lululemon.
We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.			Exhibits.
			Incorporated by Reference

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007		S-3	2.1	333-185899	1/7/2013

2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		S-3	2.2	333-185899	1/7/2013

2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		S-3	2.3	333-185899	1/7/2013

2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated as of July 26, 2007		S-3	2.4	333-185899	1/7/2013

2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007		S-3	2.5	333-185899	1/7/2013

2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007		S-3	2.6	333-185899	1/7/2013

4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-3	4.1	333-185899	1/7/2013

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X

23.2	Consent of PricewaterhouseCoopers LLP	X

24.1	Power of Attorney (included on signature page)	X

107	Filing Fee Table	X

Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(l)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, lululemon athletica inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on January 23, 2025.

lululemon athletica inc.

By:	/s/ CALVIN MCDONALD

Calvin McDonald Chief Executive Officer (Principal Executive Officer)

By:	/s/ MEGHAN FRANK

Meghan Frank Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Calvin McDonald and Meghan Frank and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ CALVIN MCDONALD	Director and Chief Executive Officer	January 23, 2025
Calvin McDonald	(principal executive officer)

/s/ MEGHAN FRANK	Chief Financial Officer	January 23, 2025
Meghan Frank	(principal financial and accounting officer)

/s/ MARTHA A.M. MORFITT	Director, Chair of the Board	January 23, 2025
Martha A.M. Morfitt

/s/ MICHAEL CASEY	Director	January 23, 2025
Michael Casey

/s/ SHANE GRANT	Director	January 23, 2025
Shane Grant

/s/ KATHRYN HENRY	Director	January 23, 2025
Kathryn Henry

/s/ TERI LIST	Director	January 23, 2025
Teri List

/s/ ALISON LOEHNIS	Director	January 23, 2025
Alison Loehnis

/s/ ISABEL MAHE	Director	January 23, 2025
Isabel Mahe

/s/ JON MCNEILL	Director	January 23, 2025
Jon McNeill

/s/ DAVID M. MUSSAFER	Director	January 23, 2025
David M. Mussafer

/s/ EMILY WHITE	Director	January 23, 2025
Emily White